WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

EXHIBIT 10.1

January 30, 2024

VIA E-MAIL

Jacquie Cooke

[ ]

[ ]

Dear Jacquie,

I am pleased to confirm our offer of employment to you for the position of General Counsel and Secretary of WW International, Inc. (the “Company”).

The details of your initial compensation and benefits are set forth below:

1.
Title. Your title shall be General Counsel and Secretary, reporting to Sima Sistani, Chief Executive Officer of the Company.
2.
Hire Date. March 11, 2024
3.
Work Location. 425 California Street, Suite 1400, San Francisco, California
4.
Base Salary. You will receive an annualized base salary of $500,000.00 gross, less all lawful withholdings and deductions, to be paid bi-weekly, every other Thursday. This shall be an exempt position, and you will therefore not be eligible for overtime.
5.
Sign-On Bonus. You shall be eligible to receive a Sign-On Bonus in the amount of $125,000, less all lawful withholdings and deductions. The Sign-On Bonus shall be paid in two equal installments of $62,500, less all lawful withholdings and deductions, with the first installment being paid within 30 days after your Hire Date, and the second installment being paid on or before January 31, 2025. The payment of this Sign-On Bonus is expressly conditioned on your being continually and actively employed by the Company at the time the Sign-On Bonus is due to be paid. If you voluntarily resign, or are terminated for Cause, within one (1) year of your Hire Date, you shall be required to repay the previously provided Sign-On Bonus installments. For purposes of this offer letter, “Cause” shall be the definition used in the Company’s formal stock-based incentive compensation plan documents.
6.
Annual Performance Bonus. You will be eligible to earn an annual bonus in accordance with the terms and conditions of the Company’s bonus plan. Under the current plan, the bonus target for this position will be 60% of your Base Salary (75% of which shall be based on the Company’s overall performance and 25% of which shall be based on your individual performance), which can be over- or underachieved depending on performance. For bonus year 2024 only, you shall be guaranteed a minimum of your full target bonus (in the amount of $300,000, less all lawful withholdings and deductions), or the amount of the annual bonus calculation based on the criteria above, whichever is higher, provided you remain employed by the Company at the time of payment in March 2025. All future bonuses shall be paid in accord with the terms listed above, without any guaranteed minimums. In order to be eligible to earn any bonus, you must be an active employee on the date of payment.

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

7.
Annual Equity Program. You will be eligible to participate in the Company’s annual stock- based Long-Term Incentive (“LTI”) compensation program, in accordance with the terms and conditions of such program, as amended from time to time. Your position will have a target aggregate grant amount value of 100% of your Base Salary (allocated and subject to such terms as determined by the Company’s Compensation Committee in its sole discretion). All annual equity awards are subject to your continued employment with the Company, and shall be governed by the Company’s LTI compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion. You shall be eligible to receive the full amount of your annual target equity award in 2024 (subject to your continued employment at the time such awards are made), and such award shall be subject to the terms and conditions of the Company’s LTI compensation plan, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion. For 2024, the number of shares issued for all equity grants shall be based on a predetermined stock price of $9.13, regardless of the Company’s actual stock price at the time the awards are made. The Company’s LTI compensation program may be modified or terminated at any time.
8.
Continuity Agreement. Subject to the approval of the Company’s Board of Directors, you will be eligible to enter into a continuity agreement (the “Continuity Agreement”) with the Company, which shall remain in effect for as long as you remain in your role as General Counsel and Secretary. For the avoidance of doubt, in no event shall your Continuity Agreement be deemed a benefit plan. You hereby agree that any consideration payable to you, or obligation to provide benefits to you, pursuant to the Continuity Agreement shall be offset in full by any amounts payable or benefits provided to you pursuant to either: (a) this offer letter (including but not limited to the Severance Pay and COBRA Coverage referenced in Section 9 below); (b) any other agreement between you and the Company providing for the same or similar type of benefits set forth in the Continuity Agreement; (c) any plan, program or arrangement of the Company providing the same or similar type of benefits set forth in the Continuity Agreement; or (d) any statute, regulation or local law in any applicable jurisdiction (collectively, the “Other Arrangements”). Any payment or benefit paid or provided to you pursuant to any Other Arrangement shall offset, and be counted against, any payment or benefit to be provided under the Continuity Agreement. Any payments or benefits paid under the Continuity Agreement shall supersede and negate any obligations under any Other Arrangement, which will be deemed to have been satisfied in full by the payments and/or benefits provided under the Continuity Agreement.
9.
Severance. Subject to the terms and conditions set forth below, in the event the Company terminates your employment for reasons other than for Cause, and provided you execute a general release of all potential claims in a form acceptable to the Company, the Company shall: (a) continue to pay you twelve (12) months of your base salary at the time of your termination via salary continuation (“Severance Pay”); and (b) pay for the employer contribution portion of your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for twelve (12) months following your date of termination (“COBRA Coverage”), provided you elect to receive such coverage and comply with all of your obligations in connection with same. However, in the event you obtain subsequent employment at any point during the twelve (12) month period when you are receiving the Severance Pay and/or COBRA Coverage benefits (the “Severance Benefit Period”), your bi-weekly Severance Pay payments shall be reduced by the amount of your bi-weekly salary earnings in your new employment for the remainder of the Severance Benefit Period, or eliminated altogether if you obtain a subsequent position with the same or higher base salary rate than your salary rate at the Company as of your termination date. Similarly, your eligibility to receive COBRA Coverage during the Severance

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

Benefit Period shall cease effective the first month of eligibility in your new employer’s health insurance plan. To enforce and comply with the terms of this provision, you agree to provide the Company with immediate written notice of any subsequent employment you receive during the Severance Benefit Period, including your date of hire, salary, and benefits eligibility. For purposes of this offer letter, “Cause” shall be the definition used in the Company’s formal stock-based incentive compensation plan documents.
10.
Paid Time Off Policy. You will be entitled to 25 days of Paid Time Off per year (pro-rated for 2024) and Company holidays (subject to local practices) in accord with the Company’s PTO policy.
11.
Health Care, Dental and Vision Plan. Coverage is available under the current plan in accordance with the terms of the official plan documents. Coverage is effective from your Hire Date.
12.
WW Savings Plan. You will be eligible to participate in the WW Savings Plan in accordance with the terms of the official plan documents.
13.
Life Insurance. You will be eligible for life insurance in accordance with the Company’s policies and official plan documents. Currently, you will be eligible for life insurance at two times your annual salary, up to a maximum of $1,000,000, plus optional coverage available at your expense.
14.
Wellbeing Allowance. You will be reimbursed up to $1,000.00 towards approved wellbeing expenses subject to the terms and conditions of the Company’s Wellbeing Reimbursement Policy. You will be eligible for this allowance three months after your Hire Date, and on an annual basis thereafter.
15.
Confidentiality, Assignment of Work Product, and Nonsolicitation Agreement. You will be required to sign the Company’s standard Confidentiality, Assignment of Work Product and Nonsolicitation Agreement (“Confidentiality Agreement”), which will be provided under separate cover, as a condition of this employment offer and the effectiveness of this offer letter.
16.
Arbitration Agreement. You will be required to sign the Company’s standard Arbitration Agreement, which will be provided under separate cover, as a condition of this employment offer and the effectiveness of this offer letter, subject to any modifications mutually agreed upon by the parties.
17.
“At-Will” Employment. You understand and agree that your employment with the Company shall be “at will” at all times. This means that either you or the Company may terminate your employment relationship at any time for any reason, with or without notice. Nothing stated in this offer letter shall be construed to guarantee your employment with the Company for any specific period of time.
18.
Governing Law. This offer letter shall be governed by, and conformed in accordance with, the laws of the State of New York without regard to its conflict or choice of law provisions.
19.
Entire Agreement. This offer letter, along with the above-referenced Confidentiality Agreement and Arbitration Agreement which are hereby incorporated by reference, shall supersede all prior agreements between you and the Company. To the extent the terms of this offer letter differ in any way from any such prior agreement, the terms of this offer letter shall control. By signing this offer letter, you agree that you are not relying upon any promises, representations, negotiations or discussions except as specifically set forth in this offer letter.

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

Please note that this offer of employment is contingent upon: (1) the satisfactory results of your reference and/or background checks, and (2) your execution of the Confidentiality Agreement and Arbitration Agreement, as referenced above. You will receive a separate email regarding instructions for the completion of the background check process.

To indicate your acceptance of this offer letter, please sign and date in the space indicated below, and return to me at [ ]@ww.com.

Sincerely,

/s/ Tiffany Stevenson

Tiffany Stevenson

Chief People Officer

WW International, Inc.

I understand and agree to the terms and conditions set forth above.

/s/ Jacquie Cooke	31 January 2024
Jacquie Cooke	Date